Exhibit 99

Press Release	Source: First Acceptance Corporation Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter and Nine Months Ended March 31, 2009
NASHVILLE, TN, May 11, 2009/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the third quarter and nine months ended March 31, 2009 of its fiscal year ending June 30, 2009.
Operating Results
     Revenues for the three months ended March 31, 2009 were $67.1 million, compared with $84.0 million in the same period last year. Income before income taxes for the three months ended March 31, 2009 was $4.0 million, compared with $1.3 million in the same period last year. Net income for the three months ended March 31, 2009 was $2.4 million, or $0.05 per share on a diluted basis, compared with net income of $0.8 million, or $0.02 per share on a diluted basis, for the three months ended March 31, 2008.
     Revenues for the nine months ended March 31, 2009 were $203.8 million, compared with $253.5 million in the same period last year. Income before income taxes for the nine months ended March 31, 2009 was $6.4 million, compared with $4.3 million in the same period last year. Net income for the nine months ended March 31, 2009 was $3.2 million, or $0.07 per share on a diluted basis, compared with a net loss of $9.1 million, or $0.19 per share on a diluted basis, for the nine months ended March 31, 2008.
     The results for the nine months ended March 31, 2009 included charges of $5.2 million associated with the settlement of litigation described below, the recognition of $2.5 million in net realized gains on investments that were sold in order to utilize expiring tax net operating loss carryforwards and $2.0 million of other-than-temporary impairment charges related to investments. The results for the nine months ended March 31, 2008 included an increase in the valuation allowance for our deferred tax asset of $11.6 million, or $0.24 per share on a diluted basis.
     Premiums earned for the three months ended March 31, 2009 were $54.8 million, compared with $72.2 million for the three months ended March 31, 2008. Premiums earned for the nine months ended March 31, 2009 were $171.5 million, compared with $217.5 million for the nine months ended March 31, 2008. The decreases in premiums earned were primarily due to the weak economic conditions which have caused both a decline in the number of policies written as well as an increase in the percentage of our customers purchasing liability only coverage. Rate increases taken in a number of states to improve underwriting profitability and the closure of stores also contributed toward the decreases in premiums earned. At March 31, 2009, the number of policies in force was 173,674, compared with 215,857 at March 31, 2008. At March 31, 2009, we operated 419 stores, compared with 432 stores at March 31, 2008.
     Approximately 67% of the $17.4 million decline in premiums earned for the three months ended March 31, 2009 and approximately 68% of the $46.0 million decline in premiums earned for the nine months ended March 31, 2009 was in our Florida, Georgia, South Carolina and

Texas markets. Our premiums earned in these states were adversely affected by the weak economic conditions, as well as a decline in used car sales, which have historically been a significant contributor to new policy growth in these markets.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 71.0% for the three months ended March 31, 2009, compared with 76.6% for the three months ended March 31, 2008. The loss and loss adjustment expense ratio was 70.1% for the nine months ended March 31, 2009, compared with 76.9% for the nine months ended March 31, 2008. We experienced favorable development of approximately $2.7 million and $6.9 million for the three and nine months ended March 31, 2009, respectively, for losses occurring prior to June 30, 2008. For the three and nine months ended March 31, 2008, we did not experience any significant development for losses occurring prior to June 30, 2008. In addition, we did not experience any significant weather-related losses during these periods.
     Excluding the development noted above, the loss and loss adjustment expense ratio for the three and nine months ended March 31, 2009 was 75.9% and 74.1%, respectively. These improvements over the same periods last year were primarily the result of a revision in our estimate of the loss and loss adjustment expense ratio for calendar 2008 which improved from 76.5% at June 30, 2008 to 73.5% at March 31, 2009. We attribute this improvement to the impact of the rate increases taken in early calendar 2008 in Florida, Illinois, Indiana, Texas and South Carolina and the continued improvement in our underwriting and claim handling practices, as well as favorable severity trends most notably in our property damage and physical damage coverages.
     Expense Ratio. Our expense ratio for the three months ended March 31, 2009 was 25.3%, compared with 21.0% for the same period in the prior year. Our expense ratio for the nine months ended March 31, 2009 was 23.9%, compared with 21.2% for the nine months ended March 31, 2008. These increases were primarily due to the declines in premiums earned discussed above.
     Combined Ratio. The combined ratio decreased to 96.3% for the three months ended March 31, 2009 from 97.6% for the three months ended March 31, 2008. The combined ratio decreased to 94.0% for the nine months ended March 31, 2009 from 98.1% for the nine months ended March 31, 2008.
     Litigation Settlement. As previously reported, we entered into a settlement agreement relating to the class action litigation brought against us in the State of Georgia, which was approved by the court in November 2008. In addition, during December 2008, we entered into a settlement agreement with the plaintiffs in similar litigation brought against us in the State of Alabama, which was approved by the court in February 2009. Eligible class members are entitled to certain premium credits or reimbursement certificates pursuant to the terms of the settlement agreements. Based upon our analysis of the premium credits available to class members, we have a remaining accrual of approximately $4.4 million as of March 31, 2009 for currently estimable costs associated with the utilization of available premium credits for Georgia and Alabama class members. We are currently in discussions with our insurance carriers regarding coverage for the costs and expenses incurred relating to the litigation settlements and are not able currently to estimate the amount, if any, that we may receive from our insurance carriers.

About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At March 31, 2009, we leased and operated 419 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues:
Premiums earned	$54,845	$72,209	$171,506	$217,496
Commission and fee income	8,115	9,311	24,033	27,596
Investment income	2,410	2,687	7,741	8,573
Net realized gains (losses) on fixed maturities, available-for-sale	1,727	(222)	486	(181)

	67,097	83,985	203,766	253,484

Costs and expenses:
Losses and loss adjustment expenses	38,929	55,319	120,214	167,336
Insurance operating expenses	22,021	24,496	64,977	73,662
Other operating expenses	276	487	982	1,751
Litigation settlement	(67)	440	5,167	440
Stock-based compensation	523	310	1,532	988
Depreciation and amortization	455	454	1,379	1,202
Interest expense	969	1,192	3,159	3,822

	63,106	82,698	197,410	249,201

Income before income taxes	3,991	1,287	6,356	4,283
Provision for income taxes	1,597	529	3,124	13,364

Net income (loss)	$2,394	$758	$3,232	$(9,081)

Net income (loss) per share:
Basic and diluted	$0.05	$0.02	$0.07	$(0.19)

Number of shares used to calculate net income (loss) per share:
Basic	47,673	47,640	47,662	47,624

Diluted	48,865	48,831	49,030	47,624

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	June 30,
	2009	2008
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value	$140,590	$189,570
Cash and cash equivalents	74,512	38,646
Premiums and fees receivable, net	55,053	63,377
Deferred tax asset, net	15,206	17,593
Other assets	13,398	15,053
Deferred acquisition costs	4,461	4,549
Goodwill and identifiable intangible assets	144,442	144,442

TOTAL ASSETS	$447,662	$473,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$92,747	$101,407
Unearned premiums and fees	68,766	77,237
Notes payable	—	3,913
Debentures payable	41,240	41,240
Other liabilities	18,248	23,974

Total liabilities	221,001	247,771
Total stockholders’ equity	226,661	225,459

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$447,662	$473,230

Book value per share	$4.70	$4.69

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Premiums earned:
Georgia	$12,273	$15,237	$38,045	$46,475
Illinois	6,736	8,016	20,923	24,116
Florida	6,382	10,762	20,194	33,943
Texas	6,459	8,781	19,593	25,524
Alabama	5,845	7,209	18,305	21,747
South Carolina	4,219	6,195	14,160	17,485
Tennessee	3,650	5,179	11,865	15,869
Ohio	3,182	3,846	9,815	11,660
Pennsylvania	2,883	2,606	8,455	7,267
Indiana	1,359	1,736	4,221	5,510
Missouri	939	1,435	3,023	4,287
Mississippi	918	1,207	2,907	3,613

Total premiums earned	$54,845	$72,209	$171,506	$217,496

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Loss and loss adjustment expense	71.0%	76.6%	70.1%	76.9%
Expense	25.3%	21.0%	23.9%	21.2%

Combined	96.3%	97.6%	94.0%	98.1%

POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Policies in force — beginning of period	159,557	203,008	194,079	226,974
Net increase (decrease) during period	14,117	12,849	(20,405)	(11,117)

Policies in force — end of period	173,674	215,857	173,674	215,857

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Retail locations — beginning of period	424	440	431	462
Opened	—	—	1	2
Closed	(5)	(8)	(13)	(32)

Retail locations — end of period	419	432	419	432

RETAIL LOCATIONS BY STATE

	March 31,		December 31,		June 30,
	2009	2008	2008	2007	2008	2007
Alabama	25	25	25	25	25	25
Florida	39	40	39	40	40	41
Georgia	61	61	61	61	61	62
Illinois	80	80	81	80	80	81
Indiana	18	19	18	22	19	24
Mississippi	8	8	8	8	8	8
Missouri	12	15	12	16	14	15
Ohio	27	29	28	29	29	30
Pennsylvania	17	19	18	19	19	25
South Carolina	27	28	27	28	28	28
Tennessee	20	20	20	20	20	20
Texas	85	88	87	92	88	103

Total	419	432	424	440	431	462